                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                 Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                 Allergan, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                                [ALLERGAN LOGO]

               2525 DUPONT DRIVE, IRVINE, CA 92612 (714) 752-4500

                                                                  March 18, 1997

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the corporate headquarters of Allergan, Inc., 2525 Dupont Drive, Irvine, California, on Tuesday, April 22, 1997 at 10:00 A.M. We hope you will be present to hear management's report to stockholders.

     The attached notice of meeting and proxy statement describe the matters to be acted upon. If you plan to attend the meeting in person, please mark the designated box on the proxy card. We will then send you an admission card, which you should present upon entering the meeting.

     Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the postage prepaid envelope provided. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                                          /s/ WILLIAM C. SHEPHERD
                                          William C. Shepherd
                                          Chairman, President and
                                          Chief Executive Officer

                                [ALLERGAN LOGO]

                      2525 DUPONT DRIVE, IRVINE, CA 92612

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 1997

TO OUR STOCKHOLDERS:

     The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the corporate headquarters of Allergan, Inc., 2525 Dupont Drive, Irvine, California, on Tuesday, April 22, 1997 at 10:00 A.M. for the following purposes:

     1. To elect five Class II directors to serve for three-year terms ending in 2000 and until their successors are elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed March 7, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and, consequently, only stockholders of record at the close of business on March 7, 1997 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. Even though a stockholder may now plan to attend the meeting, he or she is urged to complete, sign and date the enclosed proxy card and to mail it promptly in the enclosed postage-paid envelope. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

                                            By Order of the Board of Directors

                                                /s/ FRANCIS R. TUNNEY, JR.
                                                 Francis R. Tunney, Jr.
                                                  Secretary
March 18, 1997

                                [ALLERGAN LOGO]

                                PROXY STATEMENT

                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 22, 1997

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Allergan, Inc. ("Allergan" or the "Company"), 2525 Dupont Drive, Irvine, California 92612 for use at the Annual Meeting of the Company's stockholders to be held on April 22, 1997, and at any adjournment thereof, pursuant to the accompanying Notice of annual meeting. This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about March 18, 1997.

     The expense of this solicitation will be paid by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of Allergan stock.

                         GENERAL INFORMATION REGARDING
                      VOTING, CONFIDENTIALITY AND PROXIES

     The persons named in the accompanying proxy will vote FOR the election of the nominees for directors unless otherwise directed in the proxy. The proxy may be revoked by the stockholder at any time prior to its use by giving notice of such revocation to the independent vote tabulators. As to any other business which may properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.

     Holders of record of the Company's common stock at the close of business on March 7, 1997 are entitled to vote at the meeting. On that date Allergan had 65,549,936 shares of common stock outstanding. Each stockholder has one vote per share on all business to be voted upon at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as if they were "no" votes in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     It is the Company's policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances: (1) to allow the independent election inspectors to certify the results of the vote; (2) as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action; (3) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots, or votes, or as to the accuracy of the tabulation of such proxies, ballots, or votes; (4) where a stockholder expressly requests disclosure or has made a written comment on a proxy card; (5) where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspectors; (6) aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and (7) in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     The Company's Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. At each annual meeting the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors elects directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is elected. The Board of Directors currently consists of 12 directors and currently three serve as Class I directors, five serve as Class II directors, and four serve as Class III directors.

     UNLESS OTHERWISE DIRECTED IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE SHARES REPRESENTED BY THE PROXY FOR THE ELECTION AS DIRECTORS OF THE FIVE NOMINEES NAMED BELOW, ALL OF WHOM ARE, AT PRESENT, CLASS II DIRECTORS OF THE COMPANY.

     Directors are to be elected by a plurality of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote in the election. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

                             NOMINEES FOR DIRECTORS

CLASS II -- TERM EXPIRES 2000:

     HERBERT W. BOYER, PH.D., 60, is a founder of Genentech, Inc., a biotechnology company, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer was elected to the Board in 1994 and is a member of the Board's Audit Committee.

     TAMARA J. ERICKSON, 42, joined PA Consulting Group, a management and technology consulting company as Head of U.S. Consulting in May of 1996. From August 1995 through May 1996, she was Senior Vice President of Arthur D. Little, Inc., a management consulting company, and Chairman of its subsidiary, Innovation Associates. Prior to that, Ms. Erickson held various positions at Arthur D. Little, Inc., which she joined in 1978, including Managing Director, North America Management Consulting from 1991 to 1995. She directed the firm's global health care practice from 1983 to 1991. Ms. Erickson is co-author of "Third Generation R&D -- Managing the Link to Corporate Strategy," published in 1991. She is a member of the Board of Directors of EG&G, Inc. and is a member of the Board of Overseers of Boston Ballet. Ms. Erickson was elected to the Board in 1992 and is Chairman of the Board's Corporate Governance Committee and a member of the Organization and Compensation Committee.

     WILLIAM R. GRANT, 72, is Chairman of Galen Associates, Inc., a venture capital firm in the health care industry. From 1987 to 1989 he was Chairman of New York Life International Investment, Inc. Mr. Grant is a director of Fluor Corporation, Witco Corporation, New York Life Insurance Co., Inc., SmithKline Beecham p.1.c., Seagull Energy Corporation, Datamedic Corp., MiniMed, Inc., and O.S.I. Corporation. He is a trustee of the Mary Cary Flagler Trust. Mr. Grant was elected to the Board in 1989 and is Chairman of the Board's

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

Organization and Compensation Committee, and is a member of the Audit and Corporate Governance Committees.

     LOUIS T. ROSSO, 63, has been Chief Executive Officer of Beckman Instruments, Inc., a manufacturer of laboratory instruments, since 1988 and Chairman of the Board since 1989. He also served as President from 1982 until 1993 and as Vice President of SmithKline Beckman Corporation from 1982 until 1989. He is a director of American Health Properties, Inc. and is a member of the Board of Trustees of the St. Jude Heritage Foundation and of Harvey Mudd College. Mr. Rosso was elected to the Board in 1989 and is Chairman of the Board's Audit Committee and a member of the Corporate Governance Committee.

     WILLIAM C. SHEPHERD, 58, has been Chairman of the Board since January 1, 1996 and has been President and Chief Executive Officer of the Company since 1992. He was President and Chief Operating Officer from 1984 through 1991. Mr. Shepherd first joined the Company in 1966. He is a director of Ligand Pharmaceuticals Incorporated, Allergan Ligand Retinoid Therapeutics, Inc. and Furon Company. Mr. Shepherd also serves on the Board of Directors of the Orange County Performing Arts Center, and the National Children's Eye Care Foundation. He is a member of the Governing Board of Pharmaceutical Partners for Better Health Care. Mr. Shepherd has been a director of the Company since 1984.

DIRECTORS CONTINUING IN OFFICE

CLASS I -- TERM EXPIRES 1999:

     HOWARD E. (TED) GREENE, JR., 54, has been Chairman of Amylin Pharmaceuticals, Inc., a biotech company involved in research and development of medicines for treating diabetes, since 1987 and was also Chief Executive Officer from 1987 to July 1996. He was a General Partner of Biovest Partners, a seed venture capital firm specializing in medical technology companies, from 1986 until 1993, and was Chief Executive Officer of Hybritech Incorporated, a biotech company that subsequently became a division of Eli Lilly & Company, from 1979 until 1986. From 1974 until 1979, Mr. Greene was an executive with Baxter Healthcare, and from 1967 until 1974 he was a consultant with McKinsey & Company. Mr. Greene is Chairman of the Board of Cytel Corporation and is also a director of Biosite Diagnostics, Neurex Corporation, and the International Biotechnology Trust. Mr. Greene was elected to the Board in 1990 and is a member of the Finance Committee.

     LESTER J. KAPLAN, PH.D., 46, has been Corporate Vice President, Science and Technology since July of 1996 and had been Corporate Vice President, Research and Development since 1992. He had been Senior Vice President, Pharmaceutical Research and Development since 1991 and Senior Vice President, Research and Development since 1989. Dr. Kaplan is an Advisory Board Member to the Pediatric Cancer Research Foundation (PCRF) and Healthcare Ventures. He first joined the Company in 1983 and was elected to the Board in 1994 and is a member of the Finance Committee.

     LEONARD D. SCHAEFFER, 51, has been Chairman of the Board of Blue Cross of California, a health insurance organization, since 1989 and Chief Executive Officer since 1986. He has also been Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc., a for-profit managed health care company, since 1992. He is also a director of Metra Biosystems, Inc. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration
(HCFA) from 1978 to 1980. He is Chairman of the Board of the National Health Foundation and the National Institute for Health Care Management. Mr. Schaeffer was elected to the Board in 1993 and is a member of the Finance Committee.

CLASS III -- TERM EXPIRES 1998:

     HANDEL E. EVANS, 62, is the Executive Chairman and Founder of Source Informatics Inc., an international supplier of market information to the pharmaceutical industry. Since 1991, Mr. Evans has also been the Chairman of the Board and Founder of an affiliated company, Pharmaceutical Marketing Services, Inc., which supplies specialized marketing products in the United States, Europe and Japan. From 1988 to 1996, Mr. Evans was Chairman of Walsh International Inc., the predecessor company of Source Informatics Inc. Prior to 1988, Mr. Evans was a founder of and served in a variety of senior executive positions with

IMS International Inc., a pharmaceutical industry information supplier. He was elected to the Board in 1989 and is a member of the Board's Audit, and Organization and Compensation Committees.

     GAVIN S. HERBERT, 64, is Chairman Emeritus of the Company as of January 1, 1996. He had been Chairman since 1977 and was also Chief Executive Officer from 1977 to 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He was President of SmithKline Beckman Corporation's Eye and Skin Care Products Operations from 1981 to 1989. Mr. Herbert is Chairman and Founder of Regenesis Bioremediation Products, formed in 1994, and is also a director of Beckman Instruments, Inc. Mr. Herbert is a trustee of the University of Southern California and is a member of the Board of Directors of Research to Prevent Blindness and of California Health Care Institute. Mr. Herbert co-founded the Company in 1948 and retired as an employee in 1994. He has been a director of the Company since 1950 and is a member of the Board's Finance Committee.

     LESLIE G. MCCRAW, 62, is Chairman of the Board and Chief Executive Officer of Fluor Corporation, an international engineering, construction and diversified services company. Mr. McCraw was Vice Chairman of the Board and Chief Executive Officer of Fluor from 1990 to 1991. He was President of Fluor from 1988, President and Chief Executive Officer of Fluor Daniel, Inc. from 1986, and President and Chief Executive Officer of Daniel International Corporation from 1984. In 1975, Mr. McCraw joined Daniel, which became a wholly-owned subsidiary of Fluor in 1977. He is also a director of New York Life Insurance Company, Inc. and serves on the Board of Directors for the National Committee on United States-China Relations, the U.S.-China Business Council and the Business Committee for the Arts and serves on the President's Export Council and the International Advisory Board of the British-American Business Council. Mr. McCraw is a member of the Board of Trustees of Clemson University. He has been a director of the Company since 1990 and is a member of the Board's Audit, and Organization and Compensation Committees.

     HENRY WENDT, 63, is Chairman of Global Health Care Partners of DLJ Merchant Banking Partners, previously doing business as the Finisterre Fund, a Donaldson, Lufkin & Jenrette Company, specializing in private equity investment in health care businesses world wide. He was Chairman of the Board of SmithKline Beecham p.1.c., a pharmaceutical company, and its subsidiary, SmithKline Beecham Corporation from 1989 until his retirement in 1994. Mr. Wendt is also a director of Atlantic Richfield Co., Aviall, Inc. and The Egypt Investment Company as well as Chairman of Steri-Oss Inc. He is a trustee of the American Enterprise Institute, the Trilateral Commission and Trustee Emeritus of the American Enterprise Institute. Mr. Wendt is the author of "Global Embrace," published in 1993. In 1994 he was awarded the Order of the Rising Sun Gold and Silver Star by the Government of Japan, the highest honor given to a foreigner. In 1995 he was named as Honorary Commander of the British Empire (CBE) by HRM Queen Elizabeth
II. Mr. Wendt has been a director of the Company since 1989 and is Chairman of the Board's Finance Committee and a member of the Corporate Governance Committee.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     The Board of Directors held eight meetings during 1996 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special Board and committee meetings was 87% and all directors attended 75% or more of the meetings of the Board and committees on which they served, except Mr. Evans, Mr. Schaeffer and Mr. Wendt who attended 63%, 50% and 71% of such meetings, respectively. It should be noted that Directors discharge their responsibilities throughout the year not only at Board and committee meetings, but through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern to the Company.

     Audit Committee -- The Audit Committee, which had four meetings in 1996, selects, subject to Board oversight, the Company's independent auditors for the fiscal year and meets with the independent auditors to discuss the scope and results of their audit examination and the fees related to such work. It also meets with the Company's internal auditors and financial management to review the internal audit department's activities;

to discuss the Company's accounting practices and procedures; to review the adequacy of the Company's accounting and control systems; and to report to the Board any considerations or recommendations the Audit Committee may have with respect to such matters. The Committee also reviews the audit schedule and considers any issues raised by its members, the independent public accountants retained to audit the books and records of the Company, the internal audit staff, the legal staff or management. In addition, the Committee monitors the Business Ethics Policy for the Company's employees, coordinates compliance reviews, and investigates noncompliance matters. None of the members of the Audit Committee are officers, employees or former employees of the Company or any of its subsidiaries.

     Finance Committee -- The Finance Committee, which had four meetings in 1996, reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors.

     Corporate Governance Committee -- The Corporate Governance Committee held two meetings in 1996. It recommends qualified candidates for election as directors of the Company, including the slate of directors which the Board proposes for election by stockholders at the Annual Meeting; considers the performance of incumbent directors; considers and makes recommendations to the Board of Directors concerning the size and composition of the Board of Directors; develops and recommends to the Board of Directors guidelines and criteria to determine the qualifications of directors; considers and reports annually to the Board of Directors concerning its assessment of the Board's performance; considers, from time to time, the current Board committee structure and membership; and recommends changes to the amount and type of compensation of Board members as appropriate. None of the members of the Corporate Governance Committee are officers, employees or former employees of the Company or any of its subsidiaries.

     Organization And Compensation Committee -- The Organization and Compensation Committee, which had four meetings in 1996, reviews and approves corporate organizational structure; reviews performance of corporate officers; establishes overall employee compensation policies; and recommends to the Board of Directors major compensation programs. The Committee also reviews and approves compensation of corporate officers, including salary and bonus awards, and administers the 1989 Incentive Compensation Plan. No member of the Organization and Compensation Committee is a current or former member of management or eligible for compensation other than as a director. The report of the Committee begins on page 18.

STOCKHOLDER NOMINATIONS

     The Restated Certificate of Incorporation of the Company provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, CA 92612. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the address provided not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of the stockholder and (ii) the class and number of shares of the Company's stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as director of the Company.

DIRECTOR COMPENSATION

     Of the Board's current 12 members, two are officers of the Company who do not receive additional compensation for Board or committee service. Directors earned, during 1996, an annual $25,000 retainer plus $1,300 for each Board meeting and $1,000 for each committee meeting attended by committee members and $1,500 for each committee meeting attended by the committee chair.

     Effective January 1, 1996, Mr. Herbert became Chairman Emeritus. He provided ongoing advisory services to Allergan focusing on government affairs and industrial relations. For those advisory services and his services as Chairman Emeritus, he received an annual retainer of $50,000. He is also paid retainer and attendance fees as described above, is eligible to participate in the 1989 Nonemployee Director Stock Plan and the Deferred Directors Fee Program, both as described below.

     In 1991, the Company adopted a Deferred Directors Fee Program that permits directors to defer all or a portion of their retainers and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock of the Company and thus are valued according to fluctuations in the market price of the Common Stock. Distributions will be made in cash only. Ms. Erickson and Messrs. Evans, Grant, Greene, McCraw, Rosso, Schaeffer and Wendt chose to defer all or a portion of their retainers and meeting fees for the period January 1, 1996 through December 31, 1996.

     In accordance with the Company's 1989 Nonemployee Director Stock Plan (the "Director Plan"), as amended by the stockholders in April 1996, each director who is not an employee of the Company receives grants of restricted stock upon
(a) initial election to the Board of 600 shares per year for each year, including a partial year of the term to be served, to a maximum of three years and (b) reelection to the Board of 600 shares per year for each of the three years of the new term. If an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death or total disability, those shares not then vested will be returned to the Company without payment of any consideration to the director. The Director Plan provides that the number of shares available for issuance under the Director Plan shall be adjusted in the event of certain changes in capitalization, such as stock splits and stock dividends.

STOCK OWNERSHIP GUIDELINES

     At its meeting held in January 1996, the Board approved the stock ownership guidelines for directors recommended by the Corporate Governance Committee. Each nonemployee director is expected to own stock, including the economic equivalent number of shares showing on the records of the Company under the Deferred Directors Fee Program, equal in value to the number of years the director has served on the Board since 1989 multiplied by the retainer fee for each year served.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except that Henry Wendt, a director, filed all reports since becoming a director in a timely manner, but inadvertently omitted reporting 84 shares acquired under a dividend reinvestment plan in which he began participating in December 1994. He subsequently corrected his prior reports.

                              CORPORATE GOVERNANCE

GUIDELINES ON SIGNIFICANT CORPORATE GOVERNANCE ISSUES

     In 1995, the Board approved "Board Guidelines on Significant Corporate Governance Issues." The Guidelines, as amended to date, are listed below. Following adoption, the existing Nominating Committee assumed additional responsibilities and was renamed the Corporate Governance Committee. These guidelines are being published in this Proxy Statement to inform stockholders of the Board's current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines, not rigid rules. Nor is it intended that publication of these guidelines be interpreted as a representation that they will be followed in each instance. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes to the guidelines will be considered from time to time.

 1.  SELECTION OF CHAIRMAN AND CEO

     The Board should be free to make this choice any way that seems best for the Company at a given point in time.

     Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive Officer and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the nonemployee directors or be an employee.

 2.  EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

     The outside directors of the Board will meet in Executive Session at a regularly scheduled meeting at least once each year. The format of these meetings will include a discussion with the Chief Executive Officer on each occasion. These meetings should be scheduled in conjunction with a regular Board meeting.

     It is the policy of the Board that a director be selected by the outside directors to chair Executive Sessions or assume other responsibilities which the outside directors as a whole might designate from time to time.

 3.  NUMBER OF COMMITTEES

     The current committee structure of the Company seems appropriate. There will, from time to time, be occasions in which the Board may want to form a new committee or disband a current committee depending upon the circumstances. The current four committees are Audit, Finance, Organization & Compensation, and Corporate Governance. The Audit, Corporate Governance and Organization & Compensation Committees will consist entirely of outside directors.

 4.  ASSIGNMENT AND ROTATION OF COMMITTEE MEMBERS

     The Corporate Governance Committee is responsible, after consultation with the Chief Executive Officer and with consideration of the desires of individual Board members, for the assignment of Board members to various committees.

     It is the sense of the Board that consideration should be given to rotating committee members periodically at about a three- to four-year interval, but the Board does not feel that such a rotation should be mandated as policy since there may be reasons at a given point in time to maintain an individual director's committee membership for a longer period.

 5.  FREQUENCY AND LENGTH OF COMMITTEE MEETINGS

     The Committee chairman, in consultation with Committee members, will determine the frequency and length of the meetings of the Committee. Meetings will normally be held around Board meetings.

 6.  COMMITTEE AGENDA

     The chairman of the Committee, in consultation with the appropriate members of management and staff, will develop the Committee's agenda.

     Each Committee will issue a schedule of agenda subjects to be discussed for the ensuing year at the beginning of each year (to the degree these can be foreseen). This forward agenda will also be shared with the Board. Key functional managers (i.e., CFO, CVP Human Resources) will have direct contact with the appropriate Committee chairperson.

 7.  SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS

     The Chairman of the Board and the Chief Executive Officer (if the Chairman is not the Chief Executive Officer) will establish the agenda for each Board meeting.

     At the beginning of the year the Chairman will establish a schedule of agenda subjects to be discussed during the next three years.

     Each Board member is free to suggest the inclusion of item(s) on the agenda. The CEO will be proactive in encouraging Board members to submit agenda items.

 8.  BOARD MATERIALS DISTRIBUTED IN ADVANCE

     It is the sense of the Board that information and data that is important to the Board's understanding of the business to be conducted at that meeting be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

 9.  PRESENTATIONS

     As a general rule, presentations on specific subjects should be sent to the Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the subject. When there is no prior distribution of a presentation on a sensitive subject, it is the sense of the Board that each member be advised by telephone in advance of the meeting of the subject and the principal issues the Board will need to consider.

10.  REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

     The Board supports the regular attendance at each Board Meeting of non-Board members who are members of senior management.

     Should the Chief Executive Officer want to add additional people as attendees on a regular basis, it is expected that this suggestion would be made to the Board for its concurrence.

11.  BOARD ACCESS TO SENIOR MANAGEMENT

     Board members have complete access to Allergan's Management.

     It is assumed that Board members will use judgment to be sure that this contact is not distracting to the business operation of the Company and that such contact, if in writing, be copied to the Chief Executive Officer and/or the Chairman.

     Furthermore, the Board encourages the senior management to, from time to time, bring other managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that the senior management believes should be given exposure to the Board.

12.  BOARD COMPENSATION REVIEW

     It is appropriate for the staff of the Company once every other year to report to the Corporate Governance Committee the status of Allergan Board compensation in relation to other U.S. companies.

     Changes in Board compensation, if any, should come at the suggestion of the Corporate Governance Committee, but with full discussion and approval by the Board. The Corporate Governance Committee will make Board compensation change recommendations after it has reviewed the information it considers appropriate from the Chief Executive Officer, the Human Resources department and outside consultants.

13.  SIZE OF THE BOARD

     The Board presently has 12 members. It is the sense of the Board that a size of 12 to 14 is about right. However, the Board would be willing to go to a somewhat larger size in order to accommodate the availability of an outstanding candidate(s).

14.  MIX OF INSIDE AND OUTSIDE DIRECTORS

     The Board believes that as a matter of policy there should be a majority of Independent Directors on the Allergan Board. A maximum ratio should be 1/4 management directors to 3/4 Independent Directors.

     But the Board believes that management should encourage senior managers to understand that Board membership is not necessary or a prerequisite to any higher management position in the Company. Managers other than the Chief Executive Officer currently attend Board meetings on a regular basis even though they are not members of the Board.

15.  BOARD DEFINITION OF WHAT CONSTITUTES INDEPENDENCE FOR OUTSIDE DIRECTORS

     Allergan's Bylaw defining independent directors was approved by the Board in July 1995. The Board believes there is no current relationship between any outside director and Allergan that would be construed in any way to compromise any Board member being designated independent. Compliance with the Bylaw is reviewed annually by the Corporate Governance Committee.

16.  FORMER CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP

     The Board believes this is a matter to be decided in each individual instance. It is assumed that when the Chief Executive Officer resigns from that position, he/she should offer his/her resignation from the Board at the same time. Whether the individual continues to serve on the Board is a matter for discussion at that time with the new Chief Executive Officer and the Board.

     A former Chief Executive Officer serving on the Board will be considered an inside director for purposes of corporate governance.

17.  BOARD MEMBERSHIP CRITERIA

     The Corporate Governance Committee is responsible for reviewing with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment should include issues of diversity, age, skills such as understanding of manufacturing technologies, international background, etc. -- all in the context of an assessment of the perceived needs of the Board at that point in time.

18.  SELECTION OF NEW DIRECTOR CANDIDATES

     The Board itself should be responsible, in fact as well as procedure, for selecting its own members. The Board delegates the screening process involved to the Corporate Governance Committee with the direct input from the Chairman of the Board as well as the Chief Executive Officer and the other members of the Board. There should be a full discussion at a Board meeting before the decision to invite someone to join the Board is made.

19.  EXTENDING THE INVITATION TO A NEW POTENTIAL DIRECTOR TO JOIN THE BOARD

     The invitation to join the Board should generally be extended by the Chairman of the Corporate Governance Committee on behalf of the Board. The new director will receive an orientation about the Company and its Corporate Governance philosophy.

20.  ASSESSING THE BOARD'S PERFORMANCE

     The Corporate Governance Committee is responsible to undertake an annual assessment of the Board's performance. This will be discussed with the full Board. This should be done following the end of each fiscal year and at the same time as the report on Board membership criteria.

     This assessment should be the Board's contribution as a whole and specifically review areas in which the Board and/or the Management believes a better contribution could be made. Its purpose is to increase the effectiveness of the Board, not to target individual Board members.

21.  DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITY

     It is the sense of the Board that individual directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board.

     It is not the sense of the Board that the directors who retire or change from the position they held when they came on the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, via the Corporate Governance Committee, to review the continued appropriateness of Board membership under these circumstances.

22.  TERM LIMITS

     The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

     As an alternative to term limits, the Corporate Governance Committee, in consultation with the Chief Executive Officer and the Chairman of the Board, will review each director's continuation on the Board every year. This will also allow each director the opportunity to conveniently confirm his/her desire to continue as a member of the Board.

23.  RETIREMENT AGE

     It is the sense of the Board that the current retirement age of 70 is appropriate. In the unusual case when the mandated retirement age is not in the best interest of the Company, the Board, acting through the Corporate Governance Committee, should be guided by factors such as whether the director has retired from other business pursuits, the past and anticipated contributions to the Board as well as the factors typically considered for ongoing service on the Board.

24.  FORMAL EVALUATION OF THE CHIEF EXECUTIVE OFFICER

     The Organization and Compensation Committee should make this evaluation annually, and it should be communicated to the Chief Executive Officer by the Chairman of the Organization and Compensation Committee.

     The evaluation should be based on objective criteria including performance of the business, accomplishment of long-term strategic objectives, development of management, etc.

     The evaluation will be used by the Organization and Compensation Committee in the course of its deliberations when considering the compensation of the Chief Executive Officer.

25.  SUCCESSION PLANNING

     There should be an annual report by the Chief Executive Officer to the Board on succession planning.

     There should also be available, on a continuing basis, the Chief Executive Officer's recommendation as to a successor should he/she be unexpectedly disabled.

26.  MANAGEMENT DEVELOPMENT

     There will be an annual report to the Board by the Chief Executive Officer on the Company's program for management development, described in detail.

     This report should be given to the Board at the same time as the succession planning report noted above.

27.  BOARD INTERACTION WITH THE INVESTORS, THE MEDIA, CUSTOMERS, ETC.

     The Board believes that only senior management speaks for Allergan. Individual Board members may, with the knowledge of the management and, in most instances, at the request of management, agree to receive input from various constituencies that are involved with Allergan.

BOARD ASSESSMENT

     The newly constituted Corporate Governance Committee conducted its first assessment of Board performance in January 1996. All directors were asked to complete a Board Evaluation and Feedback Form. On the Form, each director entered a number grade from 1 to 5, and was encouraged to provide written comments as to how well the Board performs against each of the following 18 standards:

      1. The Board knows and understands the Company's vision, strategic plan and operating plan.

      2. The Board reflects its understanding of the Company's vision, strategic plan and operating plan in the quality of its discussions and actions on key issues throughout the year.

      3. Board meetings are conducted in a manner which ensures open communication, meaningful participation, and timely resolution of issues.

      4. The Board functions in a manner that enables each member to participate fully in accordance with each member's particular strengths. Board committees are staffed in ways that utilize each member's strengths.

      5. Advance Board materials contain the right information and are received sufficiently in advance of meetings.

      6.  Board members are diligent in preparing for meetings.

      7. The Board regularly monitors key performance measures throughout the year. The Board regularly monitors the Company's income statement, balance sheet and cash flow.

      8. The Board places appropriate emphasis around the Company's long term Research and Development commitments and regularly monitors performance.

      9. In tracking Company performance, the Board regularly considers the performance of peer companies.

     10. Board membership reflects the right mix of experience, skills, perspectives and diversity.

     11.  The Board appropriately reviews the performance of the CEO.

     12. The Organization and Compensation Committee (the "OCC") regularly reviews the performance of the senior officers.

     13. The Audit Committee regularly reviews the ethics of the conduct of the senior officers.

     14. The OCC monitors performance and assures that correlation between executive pay and Company performance is regularly considered by the Board and/or the OCC.

     15. The OCC reviews succession plans for the CEO and senior management and insures adequate channels of commitment through the executive session of the Board.

     16.  The OCC is appropriately involved in senior management selection.

     17. The trigger level for Board or committee involvement in major business policies and decisions is meaningful and appropriate.

     18. Taking everything into consideration involving the Board's performance, the Board's performance is appropriate for the Company considering its size and industry.

     The Corporate Governance Committee analyzed the numerical ratings, looking at both average and median scores, as well as the specific and overall comments provided, and then brought their findings to the meeting of outside directors held in January 1996. At that meeting the outside directors discussed ways in which Board performance could be improved in order to provide a greater benefit to the Company and its stockholders. It is anticipated that specific plans will be developed at future meetings.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BY MANAGEMENT

     The following table sets forth information as of January 31, 1997 regarding the beneficial ownership of the Common Stock of the Company by each nominee, present directors of the Company, each of the executive officers named in the Summary Compensation Table and all of the directors and executive officers of the Company as a group. Except as described in footnote 5 below, no officer or director of the Company owns beneficially 1% or more of the common stock outstanding.

                                                    SHARES OF        RIGHTS TO
                                                   COMMON STOCK       ACQUIRE
                                                   BENEFICIALLY      BENEFICIAL
                 BENEFICIAL OWNER                  OWNED(1)(2)      OWNERSHIP(3)       TOTAL
    -------------------------------------------    ------------     ------------     ---------
    CLASS II DIRECTORS NOMINEES:
      Herbert W. Boyer, Ph.D. .................         1,500                            1,500
      Tamara J. Erickson.......................         2,140                            2,140
      William R. Grant.........................        13,111                           13,111
      Louis T. Rosso...........................        46,323                           46,323
      William C. Shepherd......................        98,086           293,132        391,218
    CLASS III DIRECTORS:
      Handel E. Evans..........................         6,038                            6,038
      Gavin S. Herbert.........................       342,236(4)        272,600        614,836
      Leslie G. McCraw.........................         4,036                            4,036
      Henry Wendt..............................        39,165                           39,165
    CLASS I DIRECTOR:
      Howard E. Greene, Jr. ...................         4,360                            4,360
      Lester J. Kaplan, Ph.D. .................        13,800            84,982         98,782
      Leonard D. Schaeffer.....................         3,300                            3,300
    OTHER NAMED EXECUTIVE OFFICERS
      Albert J. Moyer..........................         2,439             5,000          7,439
      Francis R. Tunney, Jr. ..................        13,177            93,453        106,630
      Michael J. Donohoe.......................         8,829            99,159        107,988
      All current directors and executive
         officers (22 persons, including those
         named above)..........................       639,531         1,081,968      1,721,499(5)

---------------

(1) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts. This column also includes, for employees, shares held in trust for the benefit of the named party or group in the Company's Savings and Investment Plan and the Employee Stock Ownership Plan as of December 31, 1996.

(2) In addition to the beneficial ownership amounts described in the preceding footnote, the Directors listed below elected to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in Common Stock of the Company. As of January 31, 1997, such amounts constitute the economic equivalent of the following numbers of shares of Common stock:

                                                                 ECONOMIC EQUIVALENT
                                                                  NUMBER OF SHARES
                                                                 -------------------
            Herbert W. Boyer...................................           245
            Tamara J. Erickson.................................         4,346
            Handel E. Evans....................................         8,406
            William R. Grant...................................         9,143
            Howard E. Greene, Jr. .............................         4,261
            Leslie G. McCraw...................................         7,716
            Louis T. Rosso.....................................         6,012
            Leonard D. Schaeffer...............................         3,473
            Henry Wendt........................................         8,181

(3) Shares which the party or group has the right to acquire within 60 days after January 31, 1997 upon the exercise of stock options.

(4) Includes 85,440 shares held in two trusts for which Mr. Herbert serves as co-trustee and in which he or his sister has a beneficial interest.

(5) Represents 2.6% of the shares outstanding as of January 31, 1997.

BY OTHERS

     Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock.

                        NAME AND ADDRESS OF                        SHARES           PERCENT
                         BENEFICIAL OWNERS                   BENEFICIALLY OWNED     OF CLASS
        ---------------------------------------------------  ------------------     --------
        Swiss Bank Corporation and Brinson Partners,              5,747,648(1)         8.8%
          Inc. ............................................
          209 South LaSalle Street
          Chicago, Illinois 60604-1295
        State Farm Mutual Automobile Insurance Company.....       4,282,900(2)         6.5%
          One State Farm Plaza
          Bloomington, Illinois 61710
        Mellon Bank Corporation............................       3,993,294(3)         6.1%
          One Mellon Bank Center
          Pittsburgh, PA 15258-0001
        Certain Fidelity funds.............................       3,975,890(4)         6.1%
          82 Devonshire Street
          Boston, MA 02109-3614

---------------

(1) Based on a Schedule 13G, dated February 12, 1997, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself and related entities.

(2) Based on a Schedule 13G, dated January 17, 1997, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself and related entities.

(3) Based on a Schedule 13G, dated February 1, 1997, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself and related entities. Includes shares held as trustee for certain of the Company's employee benefit plans.

(4) Based on a Schedule 13G, dated February 14, 1997, filed with the Securities and Exchange Commission by FMR Corp. on behalf of itself and related entities.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows the compensation for the Company's Chief Executive Officer and the four most highly paid executive officers other than the CEO for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1994, 1995 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                             COMPENSATION AWARDS
                                                                           ------------------------
                                               ANNUAL COMPENSATION         RESTRICTED    SECURITIES
                                           ---------------------------       STOCK       UNDERLYING     ALL OTHER
                                           SALARY      BONUS     OTHER      AWARD(S)      OPTIONS      COMPENSATION
   NAME AND PRINCIPAL POSITION     YEAR    ($)(1)     ($)(2)      ($)        ($)(3)         (#)           ($)(4)
---------------------------------  ----    -------    -------    -----     ----------    ----------    ------------
William C. Shepherd,.............  1996    646,667    170,000                              80,000         16,389
  Chairman of the Board,           1995    605,000    160,000                              65,000         18,798
  President & CEO                  1994    546,010    420,000                              61,000         23,609
Lester J. Kaplan, Ph.D.,.........  1996    264,943    100,000                              31,200         13,224
  Corporate Vice President,        1995    249,916     80,000                              24,000         13,991
  Science & Technology             1994    235,608    136,000                              16,000         13,236
Albert J. Moyer,.................  1996    263,751     85,000                              20,000          6,773
  Corporate Vice President & CFO   1995    105,132     30,000                59,500        20,000          5,903
Francis R. Tunney, Jr............  1996    258,576     85,000                              20,000          8,227
  Corporate Vice President,        1995    243,582     80,000                              16,000          7,844
  General Counsel and Secretary    1994    225,660    137,000                              16,000          9,300
Michael J. Donohoe,..............  1996    264,950     36,000        (5)                   26,400         12,348
  Corporate Vice President &       1995    254,025     50,000        (5)                   24,000         14,078
  President, Europe/Middle         1994    235,407    136,000        (5)                   24,000          8,644
  East/Africa Region

---------------

(1) The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) The amounts shown represent bonus performance awards which were paid in February of the following year under the Company's Management Bonus Plan for services rendered during the fiscal year indicated.

(3) All shares of restricted stock vest, in whole, in four years and receive non-preferential dividends. The amounts shown in the table represent the value of the restricted stock awards on the date of grant. The following number of restricted shares (and the value based on the closing price of the stock on December 31, 1996) were held by each of the named executives as of December 31, 1996: Mr. Moyer, 2,000 ($71,250).

(4) The total amounts shown in this column for the 1996 fiscal year consist of Company contributions to the Allergan, Inc. Savings and Investment Plan ("SIP") and the Allergan, Inc. Employee Stock Ownership Plan ("ESOP"), the cost of term life insurance and term executive post-retirement life insurance premiums ("Ins") and payment in lieu of vacation ("Vac"), as follows:

                                                   SIP       ESOP        INS         VAC
                                                 -------    -------    --------    -------
        Mr. Shepherd.........................    $ 2,375    $ 2,843    $ 11,171    $    --
        Dr. Kaplan...........................      3,750      2,843       1,512      5,119
        Mr. Moyer............................      3,750      2,843         180         --
        Mr. Tunney...........................      3,750      2,843       1,634         --
        Mr. Donohoe..........................      2,479      2,843       1,915      5,111

(5) Mr. Donohoe temporarily relocated to the United Kingdom in 1992 in connection with his election as President, Europe/Middle East/Africa Region (then the Europe Region). As a U.S.-based employee assigned abroad, Mr. Donohoe is entitled to certain payments that are made available generally to employees as part of the assignment. These amounts, which typically are associated with the expenses of maintaining two households, home visits, tax equalization and additional education costs for such employees' children, have not been included in this table.

STOCK OPTIONS

     The following table shows information regarding stock options granted to the named executive officers during 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  NUMBER OF        % OF TOTAL
                                 SECURITIES         OPTIONS
                                 UNDERLYING        GRANTED TO      EXERCISE OR                    GRANT DATE
                                   OPTIONS        EMPLOYEES IN     BASE PRICE      EXPIRATION       PRESENT
             NAME               GRANTED(#)(1)     FISCAL 1996       PER SHARE         DATE        VALUE($)(2)
------------------------------  -------------     ------------     -----------     ----------     -----------
William C. Shepherd...........      80,000             9.2%          $35.125         4/22/06      $ 1,093,600
Lester J. Kaplan, Ph.D........      31,200             3.6%          $35.125         4/22/06      $   426,504
Albert J. Moyer...............      20,000             2.3%          $35.125         4/22/06      $   273,400
Francis R. Tunney, Jr.........      20,000             2.3%          $35.125         4/22/06      $   273,400
Michael J. Donohoe............      26,400             3.0%          $35.125         4/22/03      $   303,864

---------------

(1) All options disclosed above were granted pursuant to the 1989 Incentive Compensation Plan (the "Incentive Plan") on April 22, 1996 and become exercisable 25% per year beginning April 22, 1997. The exercise price and the tax withholding obligations related to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms, including the acceleration of vesting upon a "Change in Control." See "Change in Control and Severance Arrangements" on page 17.

(2) Based on the Black-Scholes model of option valuation to determine grant date present value. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. With respect to the 1996 option grants, the following assumptions were used in the Black-Scholes model: market price of stock, $35.125; exercise price of option, $35.125; stock volatility, 0.259 (based on three-year volatility and dividend yield); annualized risk-free interest rate, 6.90% (based on the 10-year zero coupon rate, except for Mr. Donohoe, for which a 6.60% interest rate was used based on the 7-year zero coupon rate); option term, ten years (except for Mr. Donohoe, for whom a seven-year term was assumed); dividend yield, 1.68%.

OPTION EXERCISES AND HOLDINGS

     The following table shows stock option exercises by the named executive officers during 1996, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                                   UNDERLYING                  VALUE OF UNEXERCISED
                              SHARES                          UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                            ACQUIRED ON                    AT DECEMBER 31, 1996(#)(1)       AT DECEMBER 31, 1996($)(2)
                             EXERCISE        VALUE       ------------------------------   ------------------------------
           NAME                 (#)       REALIZED ($)   EXERCISABLE     UN-EXERCISABLE   EXERCISABLE     UN-EXERCISABLE
--------------------------  -----------   ------------   -----------     --------------   -----------     --------------
William C. Shepherd.......     19,614       $384,925       293,132           174,500      $ 4,109,340       $1,061,579
Lester J. Kaplan, Ph.D....         --             --        84,982            61,200        1,196,262          325,260
Albert J. Moyer...........         --             --         5,000            35,000           29,375           98,125
Francis R. Tunney, Jr.....      3,433         68,406        93,453            44,000        1,321,595          271,660
Michael J. Donohoe........         --             --        99,159            62,400        1,333,699          405,690

---------------

(1) In accordance with the agreement entered into between the Company and SKB governing the Spinoff Distribution, each employee or former employee of the Company who as of the date of the Spinoff Distribution held an SKB stock option was granted a nonqualified stock option under the Incentive Plan in substitution of the SKB option. The exercise prices of the Company options were set by the Company's Incentive Compensation Plan Committee, then in existence, in a manner designed to preserve the gain in the SKB option at the time of substitution. The numbers shown include the value of options accumulated, and not yet exercised, over a ten-year period, including the period when the Company was a subsidiary of SKB.

(2) Based on the closing price of $35.625 on the New York Stock Exchange of the Company's Common Stock.

                         DEFINED BENEFIT PENSION PLANS

     The Company has established a defined benefit retirement plan as a successor to the pension benefit obligations of the retirement plan of its former parent company, SmithKline Beckman Corporation ("SKB") with respect to Allergan employees. Allergan became an independent, publicly-held company as a result of a spinoff distribution by SKB in 1989 (the "Spinoff Distribution"). The Allergan plan, into which certain assets of the SKB plan were transferred in conjunction with the Spinoff Distribution, provides pension benefits to employees, including officers, based upon the average of the highest 60 consecutive months of eligible earnings ("Final Average Pay") and years of service integrated with covered compensation as defined by the Social Security Administration.

     Allergan has also established two supplemental retirement plans ("SRP") for employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

     The following table illustrates the annual combined retirement benefits payable under the retirement plans based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.

                               PENSION PLAN TABLE

                                                         YEARS OF SERVICE
                      ---------------------------------------------------------------------------------------
FINAL AVERAGE PAY        15           20           25           30           35           40           45
-----------------     ---------    ---------    ---------    ---------    ---------    ---------    ---------
    $ 200,000            49,300       65,800       82,200       98,600      115,100      120,100      125,100
    $ 250,000            62,300       83,100      103,800      124,600      145,300      151,600      157,800
    $ 300,000            75,300      100,400      125,400      150,500      175,600      183,100      190,600
    $ 350,000            88,200      117,700      147,100      176,500      205,900      214,600      223,400
    $ 400,000           101,200      135,000      168,700      202,400      236,200      246,200      256,200
    $ 500,000           127,200      169,600      211,900      254,300      296,700      309,200      321,700
    $ 600,000           153,100      204,200      255,200      306,200      357,300      372,300      387,300
    $ 700,000           179,100      238,800      298,400      358,100      417,800      435,300      452,800
    $ 800,000           205,000      273,400      341,700      410,000      478,400      498,400      518,400
    $ 900,000           231,000      308,000      384,900      461,900      538,900      561,400      583,900

     The benefits shown are computed as a single life annuity beginning at age 62 with no deduction for Social Security or other offset amounts. Eligible earnings include basic salary and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond then and earn additional retirement benefits. Credited years of service at normal retirement for the individuals named in the compensation table would be as follows: Mr. Shepherd, 34 years; Dr. Kaplan, 29 years; Mr. Moyer, 10 years; Mr. Tunney, 30 years; and Mr. Donohoe, 18 years.

                  CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

     The Company has entered into agreements with each of its executive officers and certain other executives which provide certain benefits in the event of a change in control of the Company. A "change in control" of the Company is defined as, in general, the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive's highest annual salary rate within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company's Management Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two- or three-year period (depending on the executive in question), the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits are as follows: Mr. Shepherd -- three years; Messrs. Kaplan, Tunney, Moyer and Donohoe, and six other corporate vice presidents -- two years; other covered executives (23 persons) -- one year.

     In addition, the Company's SRP, Incentive Plan, Savings and Investment Plan, Employee Stock Ownership Plan, Management Bonus Plan and Nonemployee Director Stock Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company. For such purposes a change in control is deemed to occur upon the acquisition by any person of 50% or more of the combined voting power of the Company's then outstanding voting securities, a change in composition of a majority of the Board of Directors unless approved by incumbent directors, and certain other acquisition related events.

     The Organization and Compensation Committee has approved a severance pay policy for Corporate Vice Presidents whose employment is terminated as a result of a reduction in force, unacceptable performance or sale of a business unit where the Corporate Vice President is not offered similar employment with the acquiring company. The amount of severance pay depends upon the Corporate Vice President's years of service with the Company. For Corporate Vice Presidents having 15 or more years of service, the payment and benefits are consistent with those provided pursuant to their Change in Control Agreements described above. For Corporate Vice Presidents having between eight and 14 years of service, the severance pay is between 22 and 26 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period. For Corporate Vice Presidents having between zero and seven years of service, the severance pay is between 14 and 15 1/2 months of base salary, depending upon the actual full years of service, with no additional benefits other than health care coverage during the severance pay period.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

     As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter to: administer the Company's Management Bonus Plan and the 1989 Incentive Compensation Plan; review and adjust base compensation levels; evaluate performance; and consider and approve management succession for corporate officers.

     Allergan's executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize shareholder value in a competitive environment. The programs support the goal of increasing shareholder value of the Company by achieving specific financial and strategic objectives.

     Allergan's executive compensation programs are designed to provide:

     - levels of base compensation that are competitive with comparable pharmaceutical and diversified health care companies;

     - annual incentive compensation that varies in a consistent and predictable manner with achievement of the financial performance objectives of the Company; and

     - long-term incentive compensation that focuses executive efforts on building shareholder value through meeting longer-term financial and strategic goals.

     In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

BASE SALARY

     Base salary, as well as bonus, is targeted at the 50th percentile level, consistent with comparable pharmaceutical and diversified health care companies. The Company's Compensation Department, in an effort to obtain a broad base of data, participates in a number of salary surveys and obtains commercially available surveys. In conducting its analysis, the Company attempts, when data is available, to include data from companies included in the S&P Health Care (Diversified) Index and other S&P Health Care indices, as well as from companies subjectively considered comparable based on such factors as size, product lines, employment levels and market capitalization. For 1996, the executive salary structure adjustment and merit increase guidelines were based on commercially available surveys from the pharmaceutical and health care industries. Allergan's salary increase program is designed to reward individual performance consistent with the Company's overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases.

THE MANAGEMENT BONUS PLAN

     The Management Bonus Plan is designed to reward management-level employees for their contributions to corporate and individual objectives. Each eligible employee's award is expressed as a percentage of the participant's year end base salary. Bonus targets begin at 10% for managers and range from 30% to 60% for executive officers, it being the Committee's compensation philosophy that increasing portions of compensation should be "at risk" for those employees with greater influence on corporate results. Individual performance is measured against objectives that reflect what executives must do in order for Allergan to meet its short- and long-term business goals. A participant's individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself (subject to his or her supervisor's review and approval or modification) a number of objectives for the coming year and then receives an evaluation of performance against these objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 1996 included identifying and pursuing new business opportunities, obtaining regulatory approvals for new products, introducing new products into designated markets, integration of business acquisitions and increasing the Company's presence in a number of geographic areas, particularly emerging markets in Asia. This information (or summaries thereof) is generally considered by the Committee in an evaluation of overall performance of the executive officers for purposes of determining the actual bonus.

     Corporate objectives are established for: cash flow return on investment (CFROI), sales growth over the prior year, and earnings per share (EPS) objectives. The Committee believes that these measures have the highest historical correlation with long term increases in shareholder value. Targets based on corporate objectives are established as part of the annual operating plan process which includes a review of peer group company performance.

     The bonus target is set at 100% when 100% of operating plan objectives for CFROI, sales growth, and EPS are achieved. The bonus award guideline is leveraged with the possible percentage ranging from 0% to 135%, and is linked to company performance against the three measures.

     For 1996, results in EPS and sales growth were below planned levels, yielding no regular bonus. The Committee, however, was of the view that the performance of the Company was excellent in several areas, primarily in the introduction of new products, the establishment of several key collaborations and the restructuring of the Company, thus providing shareholders with the groundwork for future growth. Therefore, the Committee utilized the discretionary bonus pool feature of the plan and approved the payment of a bonus at 39% of normal target levels.

     The following illustrates the bonus determination process used for 1996:

                  EMPLOYEE'S              CORPORATE              INDIVIDUAL              INDIVIDUAL
                    BONUS                 OBJECTIVE              PERFORMANCE               BONUS
                    TARGET               ACHIEVEMENT             ACHIEVEMENT             PERCENTAGE
                  ----------             -----------             -----------             ----------
                                  X                       X                       =
        e.g.          35%                     39%                    100%                   13.7%

     For bonus year 1996, the Committee approved a total bonus fund of approximately $3.8 million for approximately 500 participating employees.

     For bonus year 1997, the Management Bonus Plan has been redesigned to tie it more closely to individual employee performance as reflected in each employee's pre-established individual objectives. The corporate objective, which accounts for 50% of the bonus target for executive officers, is based upon EPS only.

TOTAL ANNUAL CASH COMPENSATION (BASE SALARY PLUS BONUS)

     Total cash compensation is set competitively at the 50th percentile, as described in the section titled Base Salary above, when annual operating plans and targets are achieved. Top-quartile cash compensation can be attained only if business results significantly exceed the operating plan.

INCENTIVE COMPENSATION PLAN

     The 1989 Incentive Compensation Plan (the "Incentive Plan") authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The plan has been designed to:

     - focus attention on building shareholder value through meeting longer-term financial and strategic goals;

     - link management's financial success to that of the shareholders via broad-based participation of Allergan management employees (approximately 365 managers received grants in 1996);

     - balance long-term with short-term decision making; and

     - encourage and create ownership and retention of the Company's stock.

POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a company of annual compensation in excess of $1,000,000 paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors." Additionally, stock options will qualify for the performance-based exception where, among other requirements, the exercise price of the option is not less than the fair market value of the stock on the date of grant, and the plan includes a per-executive limitation on the number of shares for which options may be granted during a specified period.

     All members of the Committee qualify as outside directors. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Committee's overall compensation philosophy. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. However, from time to time the Committee may award compensation which is not fully deductible if the Committee determines that such award is consistent with its philosophy and is in the best interests of Allergan and its stockholders.

     The 1989 Incentive Compensation Plan, as amended, approved by the stockholders in April 1996, was designed to meet the performance-based criteria of Section 162(m) of the Internal Revenue Code of 1986, as amended.

COMMITTEE ACTIVITIES

     In 1996, the Committee had four formal meetings as well as many interim discussions. The following summarizes the Committee's major activities:

     - Reviewed and determined 1996 salary increases for each corporate officer based on their performance.

     - Approved the 1997 Executive Salary Plans. These plans set the salary grades, ranges, and target bonus percentages based on competitive information from comparable pharmaceutical and diversified health care companies.

     - Determined 1995 management bonus awards for corporate officers based on assessment of their performance against objectives. Approved the 1996 Management Bonus Plan's corporate financial objectives.

     - Reviewed and recommended 1996 stock awards for executive officers as well as for other participants, totalling approximately 365.

     - Recommended the election of 1996 corporate officers and the designation of executive officers covered under Section 16 of the Securities Exchange Act of 1934.

     - Reviewed executive stock ownership compared to the executive stock ownership requirements established by the Committee. The Chairman, President and Chief Executive Officer is expected to hold five times his salary in Company stock; and the guideline for corporate vice presidents is two times salary.

     - Reviewed Pension Plan, Employee Stock Ownership Plan and Savings and Investment Plan funding levels.

     - Reviewed management development and succession plans.

     The Company, with the approval of the Committee, has retained the services of Towers Perrin, a Human Resources consulting firm, since 1989 to provide advice and review the reasonableness of compensation paid to executive officers of the Company. As part of its services, Towers Perrin reviewed and, as appropriate, provided recommendations with respect to the 1997 Executive Salary Plans and Stock Award Guidelines.

SALARY INCREASES

     The CEO received an increase of 6.2% effective February 1, 1997, reflecting the Committee's assessment of Mr. Shepherd's 1996 performance. As to specifics, the Committee noted the large number of regulatory approvals for both new products and additional indications for existing products, both in the U.S. and elsewhere, an improving long term product pipeline, identification of technical collaboration partners and integration of previously acquired businesses.

     The other named executive officers received an average increase of 6.1% effective February 1, 1997 to reflect performance and key contributions.

MANAGEMENT BONUS PLAN AWARDS

     At the January 1997 meeting, the Committee approved bonus awards for executive officers, as described above.

     The CEO received a Management Bonus Plan award of $170,000, based on the Committee's assessment of Allergan's 1996 corporate results in relation to Mr. Shepherd's objectives for the year. For purposes of compensation decisions, the Company's performance is generally measured under Management Bonus Plan targets established prior to the start of the fiscal year.

     In the case of Mr. Shepherd and each of the other named executives, the Committee was influenced by the overall performance of the Company relative to goals established for the year.

LONG-TERM INCENTIVE GRANTS

     At the April 1996 meeting, the Committee considered long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically based upon a comparison of Allergan to survey data for over 200 companies prepared and analyzed by Towers Perrin in order to approximate the 75th percentile level compensation if the Company is successful and that success results in increased stock prices. Although information with respect to previous grants is considered by the Committee, awards made in 1996 to executive officers were not affected in any significant way by awards made in previous years.

     The CEO received 80,000 non-qualified stock options, which was above the guideline amount for the position. The Committee was influenced by, among other things, Mr. Shepherd's leadership and the Company's success in introducing new products.

     In the case of each of the other named executives, the stock award was within the Company's guideline and reflects the assessment of individual performance as well as the performance of the Company as discussed in the previous paragraph. In determining the specific award to the CEO and each of the other named executives, the Committee considers a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.

                                          Organization and Compensation
                                          Committee,

                                          Mr. William R. Grant, Chairman
                                          Ms. Tamara J. Erickson
                                          Mr. Handel E. Evans
                                          Mr. Leslie G. McCraw
                                          Mr. Leonard D. Schaeffer (for actions
                                          of the Committee from January 1996
                                          until September 1996)

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index and the S&P Health Care (Diversified) Index for the period beginning December 31, 1991 and ending December 31, 1996. The graph assumes that all dividends have been reinvested.

        Measurement Period                                                    S&P Health Care
      (Fiscal Year Covered)                 AGN               S&P 500           Diversified
12/91                                              100                 100                 100
12/92                                              108                 108                  85
12/93                                               96                 118                  81
12/94                                              121                 120                  95
12/95                                              142                 165                 140
12/96                                              158                 203                 177

                              CERTAIN TRANSACTIONS

     In June 1992, the Company entered into a joint venture with Ligand Pharmaceuticals Incorporated ("Ligand") for the research and development and commercial exploitation of pharmaceutical products based on retinoid technology. Each company agreed to contribute $15 million to the venture over three years. Allergan Pharmaceuticals (Ireland) Ltd., Inc. ("Allergan Ireland") also purchased, in conjunction with the formation of the joint venture and through 1994, equity interests in Ligand for approximately $24 million, including the exercise of warrants in 1993. William C. Shepherd, Chairman, President and Chief Executive Officer of the Company, became a director of Ligand shortly after the formation of the joint venture.

     In June 1995, Allergan Ligand Retinoid Therapeutics, Inc. ("ALRT") succeeded to the operations of the joint venture. Mr. Shepherd is a director of ALRT and Dwight J. Yoder, Controller and Principal Accounting Officer of the Company, is the Chief Financial Officer of ALRT. ALRT was funded by capital contributions of $50 million from the Company, $17.5 million from Ligand, and $32.5 million gross proceeds from a subscription offering to the stockholders of the Company and Ligand (the "Subscription Offering"). The Company and Ligand have various options to purchase stock or assets of ALRT. In connection with the completion of the Subscription Offering and the funding of ALRT, Allergan Ireland purchased $6 million of the common stock of Ligand. As of December 31, 1996, Allergan Ireland owned, approximately, an 11% equity interest in Ligand. In addition, the Company, Ligand and ALRT have entered into several agreements pursuant to which the Company has licensed technology, performs R&D and administrative activities and has certain commercialization rights relating to ALRT projects. In 1996, ALRT paid the Company approximately $9.1 million for R&D and other administrative activities.

     Pharmaceutical Marketing Services Inc. and Source Informatics, Inc., of which Handel E. Evans, a director of the Company and a member of the Organization and Compensation Committee, is the Chairman and Executive Chairman, respectively, provided pharmaceutical marketing research data during 1996 for which the Company paid approximately $350,000 in the aggregate.

     Effective as of October 31, 1992, the Company sold its contact lens business in North and South America to a privately-held company, O.S.I. Corporation ("OSI"), in a transaction in which the Company received a combination of secured and subordinated debt of OSI, a minority equity position in OSI and cash. In addition, OSI and the Company entered into certain licensing and product manufacturing arrangements pursuant to which OSI pays the Company certain royalties and product manufacturing fees. The terms of the sale and licensing and manufacturing arrangements were determined by arms' length negotiations between the Company and the controlling shareholder of OSI. OSI received a portion of its funding in connection with the transaction from two venture capital funds, Galen Partners, L.P. and Galen Partners International, L.P. (collectively, the "Galen Funds"). The Galen Funds hold approximately 19.6% of the outstanding capital stock of OSI (assuming full exercise and conversion of all options, warrants and convertible securities). William R. Grant, a director of the Company and chairman of the Board's Organization and Compensation Committee, is a general partner of the firm which manages the Galen Funds. Mr. Grant did not participate in the deliberations of the Company's Board of Directors concerning the OSI transaction and abstained from voting on the matter when it was approved by the Company's Board of Directors. During 1996, the Company received from OSI approximately $2,009,000 in interest payments with respect to the transaction debt and $13,800,000 as payment in full on a Subordinated Promissory Note, approximately $10,000 for miscellaneous equipment and approximately $84,000 in dividend payments on cumulative preferred stock. Also in 1996, Francis R. Tunney, Jr., Corporate Vice President, General Counsel and Secretary of the Company, became a director of OSI.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the stockholders' meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Audit Committee of the Board of Directors selects the independent public accountants, typically during the third or fourth quarter of the fiscal year.

                                 ANNUAL REPORT

     The Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 1996, accompanies the proxy material being mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 1998 proxy solicitation materials must, in addition to other applicable requirements, set forth such proposal in writing and send the proposal to the Secretary of the Company so that it is received on or before November 14, 1997.

                                 OTHER BUSINESS

PRESENTED BY MANAGEMENT

     As of the date of this Proxy Statement, management knows of no other matters to be brought before the stockholders at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

PRESENTED BY STOCKHOLDERS

     Pursuant to the Company's Restated Certificate of Incorporation only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary no less than 30 days nor more than 60 days prior to the meeting. If less than 40 days' notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than ten days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting; (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal; (c) the class and number of shares of the Company which are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice; and (d) any material interest of the stockholder in such business.

                                            By Order of the Board of Directors

                                                          [SIG]
                                                  Francis R. Tunney, Jr.
                                                        Secretary

March 18, 1997
Irvine, California

                               [LOGO] ALLERGAN

     CONFIDENTIAL PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                THE COMPANY FOR ANNUAL MEETING APRIL 22, 1997

The undersigned hereby constitutes and appoints Francis R. Tunney, Jr. and Susan
J. Glass, and each of them, his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of ALLERGAN, INC. to be held at its corporate headquarters, 2525 Dupont Drive, Irvine, CA on Tuesday, April 22, 1997, and at any adjournments thereof, on all matters coming before the meeting.

      Election of Directors, Nominees:

      Herbert W. Boyer, Ph.D., Tamara J. Erickson, William R. Grant, Louis T. Rosso, William C. Shepherd

If this Proxy relates to shares held for the undersigned in the Allergan, Inc. Employee Stock Ownership Plan, the Allergan, Inc. Savings and Investment Plan and the Allergan, Inc. Puerto Rico Savings and Investment Plan, then, when properly executed, it shall constitute instructions to the plan trustees to vote in the manner directed herein.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                    ------------
                                                                        SEE
                                                                    REVERSE SIDE
                                                                    ------------

     Please mark your                                                --------
[X]  votes as in this                                                  5893
     example.                                                        --------

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of Directors.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR election of Directors.
--------------------------------------------------------------------------------
1.  Election of                 FOR             WITHHELD
    Directors.                  [ ]                [ ]
    (see reverse)

For, except vote withheld from the following nominee(s):


--------------------------------------------------------
--------------------------------------------------------------------------------

                Please check the box if you plan to attend the          [ ]
                Annual Meeting.

                Please check the box if you wish to have your           [ ]
                vote disclosed to the Company. The Company's
                Confidential Voting Policy is described in the Proxy Statement accompanying this Proxy.

                                NOTE:  Please sign as name appears hereon.
                                Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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                                SIGNATURE(S)                            DATE